IMMEDIATELY - FEBRUARY 22, 1999

Thomas M. Kitchen:     (504) 436-5237
Eugene K. Simon, Jr.:  (504) 436-5664

DEPARTMENT  OF  JUSTICE   CLEARS  NEWPORT  NEWS'  ACQUISITION  OF  AVONDALE


NEW ORLEANS, LOUISIANA - Newport News Shipbuilding (NYSE-NNS) and Avondale Industries, Inc. (Nasdaq/NMS-AVDL) announced today that their proposed merger has been cleared by the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The antitrust clearance satisfies an important condition to the closing of the transaction, which remains subject to the approval of the shareholders of both companies and to the consent of the Administrator of the Maritime Administration of the Department of Transportation.

Newport News Shipbuilding designs and constructs nuclear powered aircraft carriers and submarines for the U.S. Navy and provides life cycle maintenance services for ships in the Navy fleet. The company employs 18,000 people and has annual revenues of approximately $1.8 billion.

Avondale Industries, Inc., headquartered in metro New Orleans, designs, builds and overhauls both military and commercial ships. The Company employs 6,000 people and has annual revenue of approximately $750 million.



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